Secretary of State PO Box 13697 Austin, TX 78711-3697 FAX 512/463-5709 Filing Fee: $300	Certificate of Formation Limited Liability Company	Filed in the Office of the Sedretary of State of Texas Filing #800778718 02/26/2007 Document #: 161688920002

Article 1 - Entity Name and Type

The filing entity being formes is a limited liability company.  The name of the entity is:
    Yellow7, L.L.C.

Article 2 - Registered Agent and Registered Office

☐A. The initial registered agent is an organization by the name of: ___________________
OR
☒B. The initial registered agent is an individual resident of the state whose name is set forth below:
Name :  Burgess, Jason

C. The business address of the registered agent and the registered agent office address is:
Street Address:  104 Hardwicke Lane, Little Elm, TX 75068

Article 3 - Governing Authority

☒A. The limited liability company is to be managed by managers.
OR
☐B. The limited liability company will not have managers.  Management of the company is reserved to the members.

The names and addresses of the governing persons are set forth below:
Manager 1:  Jason Burgess          Title: Manager
Address:  104 Hardwicke Lane, Little Elm, TX 75068
Manager 2:  Jon Burgess          Title: Manager
Address:  104 Hardwicke Lane, Little Elm, TX 75068

Article 4 - Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

Organizer
The names and address of the organizer are set forth below:
Jason Burgess   104 Hardwicke Lane, Little Elm, TX 75068

Effectiveness of Filing

☒A. This document becomes effective when the document is filed by the secretary of state.
OR
☐B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is: __________

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.
/s/ J Burgess
Signature of Organizer